Exhibit 10.1

September 9, 2019

William Niles
890 Race Street
Denver, CO 80209

Dear William,

We are pleased to offer you the position of Executive Vice President and General Counsel reporting to Jeff Gardner, President/Chief Executive Officer with a hire date effective upon your acceptance of this offer. Below are the details of your position and compensation.

•	Position Title: Executive Vice President and General Counsel

•	Pay Basis & FLSA Status: Salary Exempt

•	Pay Rate: $385,000 ($14,807.70 per pay period)

•	Pay Frequency: Biweekly (every other Friday)

•	2019 MIP Target: 60% of payroll base earnings

•
Equity/LTIP: Eligible to participate. Awards to be determined in good faith by the Compensation Committee of the Board, and treated no less favorably than similarly situated senior executives (excluding the President/CEO).

•
Severance Eligibility: If terminated without cause by the Company or by you with Good Reason (as defined on Exhibit A), then you shall receive a lump sum payment equal to base salary plus target bonus multiplied by 1.5, and 12 months of COBRA reimbursement for the full premium. If terminated after a change of control (without cause or by you for Good Reason), then you shall receive a lump sum payment equal to base salary plus target bonus multiplied by 2.0, and 12 months of COBRA reimbursement for the full premium. Any severance payment will be paid to you within 30 days following the termination date, and will be subject to your timely execution and non-revocation of a general release of claims in a form prescribed by the Company.

•	Vacation: Accrue up to 160 hours per year, with the ability to carry over accrued and unused time up to a total maximum balance of 240 hours

•	Medical: Company subsidy for bi-weekly premiums for standard plan

•	Work Location: Farmers Branch, TX

◦
Farmers Branch Office Monday through Friday, unless travelling for business purposes. The company will provide an apartment lease in the DFW area as needed through December 31, 2019. Reasonable air travel to and from Colorado during commuting time will also be reimbursed, as needed. Since the apartment lease and air travel for commuting are taxable, the company will provide you with a tax gross up for these items. All meals and car needs while in Farmers Branch will be at personal cost.

◦
By January 2020, relocation to DFW area will be required. The company will pay for any temporary living needed during transition, household packing and transportation expense from Colorado residence to DFW residence. Normal and customary real estate sales commission for the sale of your Colorado residence will be reimbursed.

The contents of this letter supersede all previous verbal and written employment and compensation arrangements. Any future salary increases will be based on your performance and are at the discretion of the Company. MIP awards are based on the achievement of corporate and individual goals, and are contingent upon your continuous employment in your current position throughout the year. MIP awards are at the discretion of the Company, including the amount, timing and form of payment. Your 2019 award is subject to proration based on the start date of your employment.

All payments to you under this letter will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation and the Company and its affiliates are entitled to withholding any and all such taxes from mounts payable under this letter.

No amount that is deferred compensation subject to Section 409A of the Internal Revenue Code, as amended (the “Code”) will be payable pursuant to this letter unless your termination of employment constitutes a “separation from service” from the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (“Section 409A”). For purposes of Section 409A, your right to receive any installment payments under this letter will be treated as a right to receive a series of separate payments and, accordingly, each such installment payment will at all times be considered a separate and distinct payment. Notwithstanding the foregoing, no compensation or benefits, including without limitation any severance payments or benefits described above, will be paid to you during the six-month period following your “separation from service” from the Company if the Company determines that paying such amounts at the time or times indicated in this letter would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of your death), the Company will pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period.

By signing this letter, you also agree to the following policies:

•
Non-Solicitation of Employees: While actively employed and during the 12 months following your employment, you agree and covenant not to directly or indirectly solicit, hire, recruit, or attempt to hire or recruit, any employee of Brinks Home Security or any employee who has been employed by Brinks Home Security.

•
Non-Solicitation of Authorized Dealers: The Company has expended and continues to expend significant time and expense in developing dealer relationships, dealer information and goodwill, and that because of your experience with and relationship to the Company, you have access to and learned about much or all of the Company’s information regarding its authorized dealers (“Dealer Information”). Dealer Information includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, account production, purchase multiples, dealer program requirements and other information identifying facts and circumstances specific to the dealer and relevant to dealer’s sales/services. You hereby understand and acknowledge that loss of this dealer relationship and/or goodwill will cause significant and irreparable harm to the Company. You also agree that during the term of two (2) years, to run consecutively, beginning on the last day of your employment with the Company, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, instant message or social media, including but not limited to Facebook, LinkedIn, Instagram or Twitter, or any other social media platform, whether or not in existence at the time of entering into this agreement), attempt to contact or meet with the Company’s current, former or prospective authorized dealers for purposes of offering, recruiting or accepting goods or services similar to or competitive with those offered by the Company.

•
Non-Competition: While actively employed and during the 12 months following your employment, you agree and covenant not to directly a.) compete with the Company; b.) have an interest in, be employed by, be engaged in or participate in the ownership, management, operation or control of, or act in an advisory or other capacity for any competing entity (except for passive investments in which ownership is less than 1%); c.) solicit or divert any business or any customer from the Company or assist any person, firm or corporation in doing so or attempting to do so; or d.) cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Company or assist any person, firm or corporation in doing so or attempting to do so.

•
Confidential Information: You understand that the nature of your position gives you access to and knowledge of Confidential Information and places you in a position of trust and confidence with the Company. You understand and acknowledge that the intellectual or artistic services you provide are unique, special, or extraordinary. You further understand and acknowledge that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by you is likely to result in unfair or unlawful competitive activity.

Should you have any questions, feel free to contact me. Please indicate your acceptance by signing below and e-mailing a copy to me at kharris@brinkshome.com.

Sincerely,

Kelly Harris
Chief People Officer

Employee Signature: /s/ William E. Niles         Acceptance Date: 9/10/19

Exhibit A
Good Reason Definition

“Good Reason” means any of the following, without your prior written consent: (a) a reduction in your then current annual base salary; (b) the relocation by the Company of your principal place of employment to a location more than 35 miles from your principal place of employment prior to such relocation; or (c) a breach by the Company of any material provision of this letter.

Notwithstanding the foregoing, you will not be deemed to have resigned for Good Reason unless all of the following provisions shall have been complied with: (i) the Company shall be given written notice by your of the intention to effect a resignation for Good Reason, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed resignation for Good Reason is based and to be given no later than 90 days after the initial occurrence of such circumstances; (ii) the Company shall have 30 days after receiving such notice in which to cure such grounds, to the extent such cure is possible and (iii) if the Company fails to cure such grounds within such 30-day period, you terminate your employment hereunder on the last day of such 30-day period.